Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

TCFIII Spaceco Holdings, LLC

(d/b/a Karman Space and Defense)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Share, par value $0.001 per share	Rule 457(o)	$100,000,000	0.00015310	$15,310

	Total Offering Amounts			$100,000,000		$15,310

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due			$100,000,000		$15,310

(1)	Includes offering price of any additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.